Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

LARKFIELD EQUIPMENT CORP.

UNDER SECTION 402 OF THE

BUSINESS CORPORATION LAW

* * * * *

I, THE UNDERSIGNED, of the age of eighteen years or over, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of New York, do hereby certify:

FIRST: The name of the corporation is LARKFIELD EQUIPMENT CORP.

SECOND: The purposes for which it is formed are:

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

THIRD: The office of the corporation is to be located in the county of New York, State of New York.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is two hundred (200) without par value.

FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o C T Corporation System, 1633 Broadway, New York, New York 10019.

SIXTH: The name and address of the registered agent which is to be the agent of the corporation upon whom process against it may be served, are C T CORPORATION SYSTEM, 1633 Broadway, New York, New York 10019.

IN WITNESS WHEREOF, I have made and signed this Certificate of Incorporation this 13th day of July, A.D. 1992, and affirm the statements contained therein as true under penalty of perjury.

/s/ FREDRIC J. GRUDER
Fredric J. Gruder
763 Larkfield Road
Commack, New York 11725